Exhibit 99.1

Contact:

Jenny Robertson

FedEx

901-434-8100

jenny.robertson@fedex.com

FOR IMMEDIATE RELEASE

FedEx Express President and CEO Donald F. Colleran

to Retire December 31, 2022

Richard W. Smith Named Successor

MEMPHIS, Tenn. (March 10, 2022) — FedEx Corp. (NYSE: FDX) announced today that Donald F. Colleran, president and CEO, FedEx Express, will retire effective Dec. 31, 2022 after a distinguished nearly 40-year career at FedEx. Richard W. Smith, regional president of the Americas and executive vice president of global support, will succeed Colleran as president and CEO of FedEx Express.

Colleran has served in several key leadership roles at FedEx since he joined from Flying Tigers in its acquisition by FedEx in 1989. In 1992, he moved to Tokyo and began a 12-year global career in international sales and operations management that took him from Tokyo to Hong Kong to Toronto, where he served as president of FedEx Express Canada. One of the pioneers of our international business, Colleran helped lay a foundation for the significant growth in that sector of the FedEx portfolio. He then served as senior vice president of international sales before being appointed executive vice president and chief sales officer for FedEx Corporation in 2017. He assumed his current role as president and CEO of FedEx Express in 2019.

“From launching new capabilities for our customers to leading our global FedEx Express team during some of the most challenging times, including the COVID-19 pandemic, Don has been instrumental in creating and executing our remarkable global growth strategy,” said Raj Subramaniam, president and COO, FedEx Corp. “Throughout his career he has demonstrated an unwavering commitment to our customers and our team members. I have a deep respect for Don and the profound difference he has made during his tenure at FedEx, especially as a steadfast champion of our world-renowned culture. In addition to his impressive business results over several decades, Don leaves a legacy of mentorship and building an incredible team of leaders who are poised to take the Express business to the next level. We wish him well in his retirement after his long and distinguished career.”

Richard W. Smith will become president and CEO-elect of FedEx Express on April 1, 2022 and will assume full duties on Sept. 1, 2022. Colleran will remain at FedEx Express as the CEO Executive Advisor through the end of December to help ensure a smooth transition of responsibilities.

Smith joined FedEx in 2005. He previously served as the President and CEO of FedEx Logistics, and in a series of leadership positions in life sciences, healthcare, and customer solutions, including serving as vice president of global trade services and managing director of life sciences and specialty services.

“Richard has a deep understanding of our business and has played a pivotal role in many of our most important initiatives, including our electric vehicle strategy and our life-saving vaccine distribution efforts to combat the COVID-19 pandemic,” Subramaniam said. “With the outstanding executive management team we have in place to execute our strategy, including leaders like Richard, I am confident in the future of FedEx.”

About FedEx Corp.

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenue of $90 billion, the company offers integrated business solutions through operating companies competing collectively, operating collaboratively and innovating digitally under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its 600,000 team members to remain focused on safety, the highest ethical and professional standards and the needs of their customers and communities. FedEx is committed to connecting people and possibilities around the world responsibly and resourcefully, with a goal to achieve carbon-neutral operations by 2040. To learn more, please visit about.fedex.com.